EXHIBIT 24
POWER OF ATTORNEY
          Each person whose signature appears below authorizes Paul R. Skubic, Chairman of the Board and President, to execute in the name of each such person who is then an officer or director of the registrant, and to file, the 2007 Harris Preferred Capital Corporation Annual Report to the Securities and Exchange Commission on Form 10-K pursuant to the requirements of the Securities Exchange Act of 1934.

/s/ David Blockowicz	/s/ Delbert Wacker

David Blockowicz	Delbert Wacker
Director	Director

/s/ Frank M. Novosel	/s/ Forrest M. Schneider

Frank M. Novosel	Forrest M. Schneider
Director	Director

/s/ Paul R. Skubic

Paul R. Skubic
Director